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                                  AGREEMENT

                  AGREEMENT, dated as of May 1, 1989 between Handy & Harman, a New York corporation, having its executive offices at 850 Third Avenue, New York, New York 10022 (the "Company"), and Richard N. Daniel, residing at Briarcliff Manor, New York (the "Executive").


                             W I T N E S S E T H:

                  WHEREAS, the Executive is currently employed by the Company as Chairman of the Board, President and Chief Executive Officer;

                  WHEREAS, the Company and the Executive desire to enter into an agreement relating to the continued employment of the Executive by the Company;

                  NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:


1.       EMPLOYMENT

                  1.1 The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept employment with the Company and agrees to serve, upon the terms and conditions herein contained, as the Company's Chairman, President and Chief Executive Officer.

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                  1.2 The term of employment under this Agreement shall commence on May 1, 1989 and, subject to the terms hereof, shall continue through April
30, 1992; provided, however, that commencing in May 1990 and each May thereafter the term of this Agreement may be extended by the Board of Directors of the Company for one additional year. If not so extended, this Agreement shall terminate at the end of the then current 3-year term. Such term of employment is referred to hereinafter as the "Employment Term."

                  1.3 The Executive shall serve as Chief Executive Officer of the Company and shall have such duties, responsibilities and authority as are generally associated with such position. Throughout the period of his employment hereunder, the Executive shall devote his best efforts and substantially all his business time and services to the business and affairs of the Company except for vacations, illness or incapacity, but nothing in this Agreement shall preclude the Executive from (i) devoting reasonable periods required for (A) serving as a director or member of a committee of any organization or company (other than with respect to activities set forth in (C) below) involving no conflict of interest with the Company provided that he is such a director or member as of the date hereof or such directorship or membership has been approved by the Board of Directors of the Company, (B) delivering lectures and fulfilling speaking engagements, and (C) engaging in charitable and

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community activities provided that such activities do not materially interfere with the performance of his duties hereunder or (ii) investing Executive's assets in other companies so long as such investments do not require the Executive's services or active management.


2.       SALARY

                  2.1 The Executive shall be entitled to receive a base salary at a rate of $300,000 per annum payable in accordance with the Company's payroll policy from time to time in effect.

                  2.2 The Company may, in its sole discretion, increase the Executive's base salary (the "Base Salary").


3.       INCENTIVES

                  3.1 The Executive shall be eligible to receive awards on the terms specified in the Company's Management Incentive Plan and the Company's Long-Term Incentive Plan or any successor plans (the "Plans").

                  3.2 The Company may, in its sole discretion, grant awards to the Executive in addition to those awards granted in Section 3.1.


4.        TERMINATION

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                  4.1 In the event that the Executive's employment is terminated by the Company (other than for Cause as hereinafter defined) or the Executive terminates his employment for Good Reason, as hereinafter defined, prior to the end of the Employment Term, then in either event, after the date of termination of Executive's employment (the "Termination Date"), Company shall:

                         (a) Pay the Executive, his estate or beneficiaries in a lump sum by the fifth business day after the Termination Date:

                              (i) an amount equal to the Executive's Base Salary
                  from the Termination Date to the end of the Employment Period, plus

                              (ii) an amount equal to (A) the Incentive Pay that
                  the Executive became entitled to receive for the most recent calendar year for which the Executive was actually awarded under the Company's Management Incentive Plan multiplied by
                  (B) the number of years or portions thereof (computed on the basis of a 365 day year) from the beginning of the calendar year in which the Termination Date falls to the end of the

                  Employment Period.

                         (b) In addition to any Pension Benefits to which the Executive is entitled under the Handy & Harman Pension Plan for Salaried Employees and any supplemental executive retirement plan of the Company or any successor plans thereto, pay the Executive a lump sum amount, in cash, equal

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         to the actuarial equivalent of the excess of (x) the retirement pension
         (determined as a straight life annuity commencing at age 65) which the Executive would have accrued under the terms of such Plans (without regard to any amendment to such Plans made subsequent to a Change in Control and on or prior to the Termination Date, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if the Executive had accumulated (after the Termination Date) additional months of service credit thereunder until the end of the Employment Term at the Executive's highest annual rate of compensation during the twelve (12) months immediately preceding the Termination Date, and (y) the retirement pension (determined as a straight life annuity commencing at age sixty-five (65) which the Executive had then accrued pursuant to the provisions of such Plans.
         For purposes of this Section 4.1(b), "actuarial equivalent" shall be determined using the same methods and assumptions utilized under such Plans immediately prior to the Termination Date.

                         (c) Arrange to provide the Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive is receiving immediately prior to the event which gave rise to the Executives termination until the end of the Employment Period. Benefits otherwise receivable by the Executive pursuant to this Section 4.1(c) shall be


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         reduced to the extent comparable benefits are actually received by the
         Executive during such period following the Executives termination of employment and any such benefits actually received by the Executive shall be reported to the Company.

                         (d) Transfer to the Executive all right, title and interest to any Company car being used by Executive immediately prior to the event giving rise to the Executive's termination.

                  4.2 In the event that the Executive's employment is terminated by the Company (other than for Cause as hereinafter defined) or the Executive terminates his employment for Good Reason, as hereinafter defined, prior to the end of the Employment Term, the Executive shall, until the end of the Employment Term, be entitled to be provided with office space, secretarial services and all other benefits and entitlements which are afforded to senior executives of the Company at the time of Executive's termination of employment.

                  4.3 Change in Control. For purposes of this Agreement, "Change in Control" means the occurrence of one of the following:

                         (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation

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         owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

                         (b) during any period of two consecutive years (not including any period prior to the execution of this amendment to the Executive Agreement), individuals who at the beginning of such period constitute the Board of Directors of the Company (the "Board"), and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section) whose election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                         (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation; other than (i) a merger or consolidation which would result in the voting securities of the

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         Company outstanding immediately prior thereto continuing to represent
         (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or
         (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no

         "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

                         (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.


5.       DEATH OR PERMANENT DISABILITY

                  5.1 In the event the Executive becomes totally and permanently disabled (as defined in the Company's Pension Plan for Salaried Employees as in effect on the date hereof ("Permanent Disability")) prior to the end of the Employment Term, the Executive shall continue to receive compensation equal to the Executive's then current Base Salary until the end of the Employment Term; provided, however, that any such payments shall be reduced by any disability benefits

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actually paid during such period to the Executive under the Company's Pension
Plan for Salaried Employees or other Company plan. The Executive shall also be entitled to continued participation in the medical plans of the Company available generally to disabled corporate office salaried employees.

                  Notwithstanding the foregoing in this Section 5.1, any medical coverage provided to the Executive under this Section 5.1 shall be secondary to any similar coverage provided to the Executive by any successor employer, so that the Executive will only be reimbursed for medical costs under this Agreement to the extent he is not reimbursed for such costs by a successor employer.
                  5.2 In the event of the Executives death during the Employment Term, the Executive's estate or designated beneficiaries shall continue to receive compensation equal to the Executives then current Base Salary until the end of the Employment Term; provided, however, that any such payments shall be reduced by any survivor benefits payable during such period to the Executives estate or any designated beneficiary under the Company's Pension Plan for Salaried Employees, calculated on the assumption that such benefits will be paid over the longest period for payment of survivor benefits permitted under the Company's Pension Plan for Salaried Employees and the U.S. Internal Revenue Code.

                  5.3 Any termination by the Company on account of the Executives Permanent Disability shall be communicated by a Notice of Disability Termination.

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For purposes of this Agreement, a "Notice of Disability Termination" shall mean a written notice which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under Section 5.1. For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Disability Termination.

6.       TERMINATION FOR GOOD REASON

                  6.1 The Executive may terminate his employment hereunder for Good Reason at any time during the Employment Term. For purposes of this Agreement, "Good Reason" shall mean any of the following (without the Executives express prior written consent):

                         (a) There shall be a material diminution in the Executive's position, duties, responsibilities and status with Company as the same are in effect on the date of this Agreement or as the same may be increased in the future.

                         (b) The Executive's reporting responsibilities, titles or offices in effect on the date of this Agreement or as the same may be increased in the future shall be materially reduced.

                         (c) The Executive shall be removed from or shall not be re-elected to the position referred to in Section 1.1, provided that this Section

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         6.1(c) shall not be deemed to include termination of Executive's employment for Cause or as a result of the Executive's substantial disability, death or retirement pursuant to a Company sponsored retirement plan.

                         (d) The Executive's Base Salary shall be reduced.

                         (e) Except for awards under Section 3.2, the Company shall fail to continue in effect any Company plan providing for Incentive Pay, Pension Benefits, Fringe Benefits or Expense Reimbursement in effect on the date of this Agreement without adopting a replacement plan or plans which is or are, in the aggregate, no less favorable to the Executive than those the Executive enjoys at the date of this Agreement.

                         (f) Company's principal executive offices shall be moved to a location outside New York County or Westchester County, New York, or Fairfield County, Connecticut.

                         (g) Company shall require the Executive to be based anywhere other than at Company's principal executive offices or if the Executive consents to such required move, Company fails to reimburse the Executive for moving expenses and any difference between the sale price of his old principal residence and the purchase price of his new principal residence in connection with such move.

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                         (h) The number of days per year allowed for the
         Executives Vacation is reduced.

                         (i) Company breaches any provision of this Agreement.

                         (j) Any successor to Company fails to assume this Agreement.

                         (k) Any purported termination of the Executives employment which is not effected pursuant to a notice of termination satisfying the requirements of Sections 5 or 7 of this Agreement, and, for purposes of this Agreement, no such purported termination shall be effective.

                  6.2 Any purported termination of the Executive's employment pursuant to Section 6.1 shall be communicated by written Notice of Termination for Good Reason. "Notice of Termination for Good Reason" shall mean a notice indicating the specific termination provision in Section 6.1 relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.


7.       DISCHARGE FOR CAUSE

                  7.1 The Company shall have the right to terminate the employment of the Executive for Cause. If the Company exercises such right, its obligation under this Agreement to make any further payments to the Executive shall thereupon cease and terminate. As used herein, the term "Cause" shall be limited to (a) action by the

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Executive involving willful malfeasance having a material adverse effect on the
Company, (b) substantial and continuing refusal by the Executive in willful breach of this Agreement to perform the duties ordinarily performed by a chief executive officer (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure following a Change in Control of the Company after the issuance of a Notice of Termination for Good Reason by the Executive after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties), or (c) the Executive being convicted of a felony; provided that any such action or refusal by the Executive shall not constitute "Cause" if, in good faith, the Executive believed such action or refusal to be in or not opposed to the best interests of the Company, or if the Executive shall be entitled, under applicable law or the Certificate of Incorporation or By-Laws of the Company, to be indemnified with respect to such action or refusal. Termination of the Executive pursuant to
Section 7 shall be communicated by a Notice of Termination. For purposes of this Agreement a "Notice of Termination" shall mean delivery to the Executive of a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company's Board of Directors at a meeting of the Board called and held for the purpose (after reasonable notice to the

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Executive and reasonable opportunity for the Executive, together with the
Executive's counsel, to be heard before the Board prior to such vote), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in the third sentence of this Section 7 and specifying the particulars thereof in detail. For purposes of this Agreement, no such purported termination of the Executive's employment shall be effective without such Notice of Termination.


8.       EXPENSES

                  8.1 The Executive is authorized to incur reasonable expenses for promoting the business of the Company including expenses for travel and similar items. The Company will reimburse the Executive for all such expenses upon presentation by the Executive from time to time of an itemized account of such expenditures in accordance with the Company's procedures in effect at the commencement of the Employment Term.


9.       EMPLOYEE BENEFITS

                  9.1 In addition to the Plans as specified in Section 3.1, the Executive shall be included to the extent eligible thereunder under any and all plans providing benefits for its senior executives.

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                  9.2 The Executive shall be included in all incentive, profit sharing, bonus, stock option, or other similar or comparable plans applicable to senior executives of the Company in accordance with the terms thereof.


10.      NO OBLIGATION TO MITIGATE DAMAGES - NON-COMPETE

                  10.1 The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the termination of his employment hereunder or otherwise.

                  10.2 In the event that the Executive should terminate his employment other than for Good Reason and subsequently directly or indirectly enters into competition with the Company prior to the end of the Employment Term the Executive shall not be entitled to any payments pursuant to this Agreement (and shall return any payments so made) after such termination of his employment.


11.      TAX GROSS-UP PAYMENT

                  11.1 If any payments under this Agreement or any other payments or benefits received or to be received by the Executive (whether pursuant to the terms of

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this Agreement or any other plan, arrangement or agreement with the Company)
(the "Severance Payments"), will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code (the "Code") (or any similar tax that may hereafter be imposed), the Company shall pay at the time specified below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 11, shall be equal to the Severance Payments. For purposes of determin ing whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax,
(a) all Severance Payments shall be treated as "parachute payments" within the meaning of section 28OG(2) of the Code, and all "excess parachute payments" within the meaning of section 28OG(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive such Severance payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 28OG(b)(4) of the Code in excess of the base amount within the meaning of section 28OG(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (b) the amount of the Severance Pay-ments which shall be treated as subject to the Excise Tax shall be equal to the lesser

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of (1) the total amount of the Severance Payments or (2) the amount of excess parachute payments within the meaning of section 28OG(b)(1) (after applying clause (a), above), and (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of section 28OG(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in section

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1274(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executives employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess
(plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined. Any payment to be made to the Executive under this Section shall be payable within five (5) days of his Termination Date.


12.      NOTICES

                  12.1 All notices or communications hereunder shall be in writing, addressed as follows:

                  To the Company:

                         Handy & Harman
                         850 Third Avenue
                         New York, New York 10022
                         Attention: The Secretary

                  To the Executive:

                         Richard N. Daniel
                         91 Hawthorn Place
                         Briarcliff Manor, NY  10510


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Any such notice or communication shall be sent by certified or registered mail,

return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.


13.      SEPARABILITY; LEGAL FEES

                  13.1 If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. The Company shall pay all legal fees and other fees and expenses which the Executive may incur in obtaining compensation or other benefits under this Agreement; provided, however, that the Company shall not pay such fees and expenses if the Company prevails against the Executive unless there shall have been a Change in Control prior to the Executive's termination.


14.      ASSIGNMENT

                  14.1 This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the

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Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive or by the Company.


15.      ENTIRE AGREEMENT

                  15.1 This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive with respect to the subject matter hereof. No provision of this Agreement shall be construed to limit any rights which the Executive may have under any of the Company's benefit plans. The Agreement may be amended at any time by mutual written agreement of the parties hereto.


16.      GOVERNING LAW

                  16.1 This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York.

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                  IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the 1st day of May, 1989.

Dated:   Sept. 28, 1989                           HANDY & HARMAN


ATTEST:                                           By: _______________________
                                                       Group Vice President


/s/ George P. Ekern                                   /s/ R.N. Daniel
----------------------------                          ------------------------
Secretary                                                   Executive

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